Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement is made and entered into as of September 27, 2005 by and between Vector Group Ltd., a Delaware corporation (together with its direct and indirect successors, the “Company”), and Bennett S. LeBow (“Executive”).
     WHEREAS, Brooke Group Ltd., a predecessor to the Company, previously entered into an Employment Agreement with Executive dated as of February 21, 1992, as amended as of July 20, 1998 (the “Current Employment Agreement”); and
     WHEREAS, the Company and Executive desire to amend and restate the Current Employment Agreement, effective as of January 1, 2006 (as so amended and restated, this “Agreement”) to provide for a continuing relationship. Prior to January 1, 2006, the Current Employment Agreement will remain in full force and effect.
     NOW THEREFORE, the Company and Executive do hereby agree as follows:
1.	EMPLOYMENT. Effective as of January 1, 2006, the Company agrees to employ Executive as its Executive Chairman of the Board. Executive shall have in such position all of the duties, responsibilities and powers afforded to the Executive Chairman of the Board under the Amended and Restated Certificate of Incorporation and By-laws of the Company, as in effect from time to time. Executive agrees to devote substantial services to the Company and to render the best services and efforts that he is capable of in connection with the performance of such duties and responsibilities. Executive shall at all times comply with Company policies as established by the Board.

2.	PERSONAL ACTIVITIES OF EXECUTIVE. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall preclude Executive from devoting reasonable periods of time to: (i) serving as a director or member of a committee of any organization which does not involve a material conflict of interest with the interests of the Company; (ii) engaging in charitable and community activities; or (iii) managing his personal investments; provided, however, that such activities do not interfere with the performance of his employment duties and responsibilities under this Agreement.

3.	EMPLOYMENT TERM. The employment relationship created by this Agreement shall commence as of January 1, 2006 and shall continue until December 30, 2008, unless sooner terminated pursuant to the provisions of Section 5 below (the “Employment Term”).

4.	EMPLOYMENT COMPENSATION.
(a)	In consideration for all employment services rendered to the Company under this Agreement, the Company agrees to pay to Executive an annual salary at a rate of $3,950,000 minus the base salary paid to Executive for such year under Executive’s employment agreement with New Valley Corporation (as in effect from time to time, “Base Salary”). Such annual salary shall be payable in accordance with the Company’s regular payroll procedures.

(b)	During the Employment Term, Executive shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, medical, dental and disability plans) established by the Company from time to time for the general and overall benefit of executives of the Company. Nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations hereunder.
(c)	The Company will reimburse Executive, upon receipt of appropriate documentation, for reasonable business expenses, including first-class air travel and lodging, which he properly incurs in the performance of his duties hereunder and in accordance with written policies established from time to time by the Company for such reimbursements.

(d)	During the Employment Term, the Executive’s principal place of employment shall be New York City or Miami, Florida and the Company shall provide to Executive (i) a furnished office and secretarial assistance comparable to Executive’s current arrangements and (ii) a furnished office at the Company’s executive offices for the use of personal employees of Executive.

(e)	Executive shall be entitled to five weeks per annum paid vacation during the Employment Term. In addition, Executive shall be entitled to use certain Company-owned aircraft, in the course of discharging his responsibilities and obligations hereunder, and for such other business and personal purposes as Executive, in his sole discretion, shall deem appropriate; provided, however, that Executive shall reimburse the Company for any personal use of such aircraft in accordance with the Company’s Corporate Aircraft Policy in effect from time to time.

(f)	With respect to Executive’s participation in the Vector Group Ltd. Supplemental Retirement Plan (as in effect on the date hereof or as amended if more favorable to Executive) (the “SERP”): (x) Executive’s “normal retirement date” under the SERP shall be the January 1 following Executive’s completion of 7 “years of participation” with the Company or an adopting employer (with service from January 1, 2008 through December 30, 2008 constituting a full year of participation); (y) notwithstanding Section 6.2 of the SERP, the Company shall establish a separate trust for the benefit of Executive that is not subject to the claims of the Company’s creditors and shall make a contribution to such trust of $125,000 quarterly during each year of the Employment Term, which contributions shall be invested as determined by the Company; and (z) a proportionate part of each payment to or on behalf of the Executive pursuant to Section 5 of the SERP shall be made from the assets of such trust.
5.	TERMINATION OF EMPLOYMENT.
(a)	Method of Termination. The employment relationship created by this Agreement may be terminated prior to December 30, 2008 as follows:
(i)	Immediately upon the death of Executive.

(ii)	By the Company, in the event Executive becomes disabled. For the purposes of this Agreement, “disabled” shall mean any mental or physical impairment or incapacity rendering Executive substantially unable to perform his duties under this Agreement for a period of longer than 180 days out of any 360-day period during the Employment Term. A determination of whether Executive is disabled shall be made by the Board of Directors of Company in its reasonable discretion.
(iii)	By the Company, upon the giving of at least 30 days prior written notice, in the event Executive resigns or refuses or neglects, in any material respect, to attend to the performance of his duties and responsibilities in accordance with the provisions of this Agreement (other than by reason of illness or disability as described in Section 5(a)(ii) above); provided, however, that Executive shall have 30 days after receipt of such notice to cure such refusal or failure, and if such cure is made no termination shall occur.

(iv)	By the Company, for cause (meaning, for purposes hereof, an act of fraud or dishonesty by Executive which constitutes a violation of the penal law of the State of New York and which results in gain or personal enrichment of Executive at the expense of the Company or any entity affiliated therewith), effective immediately.

(v)	By the Company, upon the giving of at least 30 days prior written notice, without cause.

(vi)	By Executive, upon the giving of at least 30 days prior written notice, in the event of a material breach by the Company of any of its material obligations under this Agreement; provided, however, that the Company shall have 30 days after receipt of such notice to cure such breach, and if such cure is made no termination shall occur.

(vii)	By Executive upon a change in control of the Company. For purposes of this Agreement, a “change in control” shall mean the acquisition by any person (other than the Executive) of beneficial ownership of 50% or more of the common stock of the Company or the sale or transfer of 50% or more of the assets of the Company; provided, however, that Executive shall not be entitled to the benefits of this Section 5(a)(vii) in the event that such a change in control is caused directly by Executive through the sale of common stock of which he is the beneficial owner without the approval of the Board of Directors of the Company.

Any termination of Executive’s employment pursuant to Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(v), 5(a)(vi) or 5(a)(vii) above shall be deemed a “Retirement” for purposes of this Agreement.
(b)	Termination Compensation. The following provisions shall apply in the event of the termination of the employment relationship created by this Agreement:
(i)	In the event of a termination pursuant to Section 5(a)(i) above, the Company shall pay to Executive’s executor or administrator, as the case may be, the annual Base Salary in effect immediately prior to such termination through December 30, 2008, and such additional payments relating to death, retirement or other matters as may be determined to be appropriate by the

Board of Directors of the Company or an authorized committee thereof. In addition, Executive shall have the rights regarding Retirement as described in Section 5(b)(vi) below.
(ii)	In the event of a termination pursuant to Section 5(a)(ii) above, the Company shall pay to Executive (or his legal guardian, as the case may be) the annual Base Salary and provide the employee benefits in effect immediately prior to such termination through December 30, 2008, and such additional payments relating to disability, retirement or other matters as may be determined to be appropriate by the Board of Directors of the Company or an authorized committee thereof. In addition, Executive shall have the rights and obligations regarding Retirement as described in Section 5(b)(vi) below.

(iii)	In the event of a termination pursuant to Sections 5(a)(iii) or 5(a)(iv) above or any termination by Executive other than pursuant to Section 5(a)(vi) above, the Company shall pay to Executive his annual Base Salary and provide the employee benefits in effect immediately prior to such termination through the effective date of such termination. In addition, in the event of a termination pursuant to Section 5(a)(iii) above, the Executive shall have the rights and obligations regarding Retirement as described in Section 5(b)(vi) below.

(iv)	In the event of a termination pursuant to Sections 5(a)(v) or 5(a)(vi) above, the Company shall pay to Executive the annual Base Salary and provide the employee benefits in effect immediately prior to such termination through December 30, 2008. In addition, Executive shall have the rights and obligations regarding Retirement as described in Section 5(b)(vi) below.

(v)	In the event of a termination pursuant to Section 5(a)(vii) above, the Company shall, within 30 days after such termination, pay to Executive a lump sum amount in cash equal to his annual Base Salary in effect immediately prior to such termination through December 30, 2008, and Executive shall have no obligation to consult with the Company pursuant to Section 6(a) below. In addition, Executive shall have the rights and obligations regarding Retirement as described in Section 5(b)(vi) below.

(vi)	If a termination of Executive’s employment is deemed a Retirement for purposes of this Agreement, such termination shall constitute one of the following events, as appropriate, under the SERP: in the event of a termination under Section 5(a)(i) above, the death of Executive under Section 4.3 of the SERP; and under Section 5(a)(ii) above, the Disability of Executive under Section 4.2 of the SERP; and under Sections 5(a)(iii), 5(a)(v), 5(a)(vi), 5(a)(vii) above, the termination of Executive without cause under Section 4.4 of the SERP. Any payment required to be made to Executive hereunder upon his termination of employment shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Internal Revenue Code of 1986, as amended.

(vii)	Executive shall not be obligated to mitigate any payments due from the Company under this Agreement or any damages he may suffer as a result of a breach or termination of this Agreement by the Company, and there shall be no set-off to any of the Company’s obligations of payment under this Agreement for any reason whatsoever.
6.	CONSULTING.
(a)	Consulting. Executive agrees that for a period of five years following his termination of service for any reason other than pursuant to Sections 5(a)(i), 5(a)(ii), 5(a)(iv), 5(a)(vi) or 5(a)(vii) above, (unless such period is extended by the parties hereto, or shortened by Executive’s death or his total and permanent inability to provide the services set forth in this Section 6(a)) (such period, as may be so extended or shortened, the “Consulting Term”), when and as requested by the Chief Executive Officer of the Company and subject to his reasonable availability, for up to 15 days per year, he shall provide consulting services and advice to the Company and shall assist and provide testimony in legal proceedings involving the Company or its affiliates.

(b)	Fees and Expenses. In return for Executive’s willingness to continue to help create value for the Company’s shareholders during his Retirement, and in return for the foregoing commitments by Executive, the Company shall pay Executive, for consulting services performed at the request of the Chief Executive Officer of the Company, a daily fee of $17,000 for each day, or portion thereof, that Executive so renders services, and, in the course of providing such services, Executive shall be entitled to use certain Company-owned aircraft in accordance with the Company’s Corporate Aircraft Policy. The Company shall also reimburse Executive, upon the receipt of appropriate documentation, for reasonable business expenses, including first class air travel and lodging, which he properly incurs in providing such services and in accordance with written policies established by the Company for such reimbursements.

(c)	Status. In providing the services under Section 6(a) above, Executive shall be acting in the capacity of an independent contractor and not as an employee or agent of the Company. During the Consulting Term, Executive shall not be eligible to participate in any employee benefit plan or program maintained by the Company or any of its affiliates for its or their employees.
7.	COVENANTS.
(a)	Covenants. During the Employment Term and, except as explicitly provided below, for the five-year period following the end of the Employment Term, Executive agrees to the following covenants:
(i)	Not to engage in any business in which the Company or its affiliates is engaged (including by performing services for or soliciting to perform services for, directly or indirectly, either personally or as an employee, agent, partner, service member, stockholder, investor, officer or director of, or consultant to, any entity or person) and not to otherwise engage in conduct that is in material competition with the Company or its affiliates; it being understood that (x) for purposes of this Section 7(a)(i), Executive shall not be deemed to be a stockholder or investor in a competing entity if his record and beneficial ownership amount to not more than 5% of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Securities Exchange Act of 1934, as amended, and (y) after the end of the Employment Term, the requirements of this Section 7(a)(i) shall apply only to the U.S. tobacco business and to residential real estate brokerage activities in New York;
(ii)	For the 3 years after the end of the Employment Term, not to, directly or indirectly hire or attempt to hire or induce any employee of the Company or its affiliates to be employed or perform services elsewhere (or solicit to perform services elsewhere);

(iii)	Not to engage in conduct that is materially injurious to the Company or its affiliates, monetarily or otherwise; and

(iv)	Not to disclose or misuse any confidential information pertaining to the Company or its affiliates, except as is required to be disclosed by Executive (x) pursuant to judicial process, (y) to any government or agency or department of any government or (z) pursuant to applicable law;

provided, however, that a departure from any of the foregoing covenants where such departure is inadvertent and isolated and is promptly cured upon written notice (if such departure is susceptible to cure) shall not constitute a breach of such covenant for purposes of this Agreement.
(b)	Effect of a Breach. If it is determined that Executive has breached any covenant set forth in Section 7(a) above, then, in addition to any right or remedy that the Company has available, the Company shall have the right to obtain an injunction from any court of competent jurisdiction restraining such breach and to specific performance of such covenant. Executive further agrees that no bond or other security will be required in obtaining such equitable relief, and he hereby consents to the issuance of such injunction and to the ordering of specific performance; provided, however, that such consent shall neither limit the right of Executive to contest the validity or propriety of any such determination nor create any presumption that he has, in fact, breached such covenant.

(c)	Determination of a Breach. For purposes of Section 7(b) above, determination that a breach of any of the covenants set forth in Section 7(a) above has occurred may only be made (x) by the Board of Directors of the Company and (y) after Executive is afforded the opportunity to be heard with counsel.

(d)	Continued Perquisites. In consideration of and subject to Executive’s compliance with his commitments set forth in Section 6(a) above and with the covenants set forth in Section 7(a) above, commencing upon Retirement and for the remainder of the Consulting Term, Executive shall have access to and use of each of the following Company facilities and services comparable to those provided to him prior to his Retirement, and on the same basis as such facilities and services were provided to him prior to his Retirement: office (in a location reasonably selected by the Board of Directors of the Company) and secretarial assistance. The Company’s obligations set forth in this Section 7(d) shall apply irrespective of Executive’s lack of capacity subsequent to his Retirement to perform services under this Agreement.
8.	MISCELLANEOUS.
(a)	Amendment; Entire Agreement. Except as maybe explicitly provided for in any other agreement between the Company and Executive which specifically references this Agreement and explicitly expresses an intention to amend, supplement or clarify this Agreement, this Agreement constitutes the entire understanding between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all previous oral and written negotiations, commitments, writings and understandings of the parties hereto with respect to the matters described in this Agreement, including, without limitation, the Current Employment Agreement, but excluding to the extent not expressly modified by the provisions of this Agreement, the SERP.

(b)	Governing law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York (disregarding any choice of law rules which might look to the laws of any other jurisdiction).

(c)	Notices. All notices to be delivered pursuant to the provisions of this Agreement shall be given by notice in writing, hand delivered or sent by registered or certified mail, to the parties hereto at the following addresses:
To the Company:
Vector Group Ltd.
100 SE Second Street
Miami, FL 33131
Attention: Office of the General Counsel
To Executive:
Bennett S. LeBow
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Addresses may be changed by notice in writing signed by the addressee and delivered to the other party.

(d)	Severability. Each provision of this Agreement is intended to be severable. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever then such provision shall be severed from this Agreement, shall not affect the validity of the remainder of this Agreement and shall be replaced by a provision reflecting, to the extent legally permissible, the original intent of the parties hereto.

(e)	No Waiver. No course of dealing and no delay on the part of either party hereto in exercising any right, power or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(f)	Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(g)	Legal Fees. The Company shall promptly reimburse Executive for reasonable attorneys’ fees and expenses incurred by the Executive in connection with the negotiation and execution of this Agreement, subject to a limit of $50,000.

(h)	Withholding. All payments required to be made to Executive by the Company hereunder (other than amounts paid pursuant to Section 6(a)) shall be subject to any applicable withholding under any applicable Federal, state or local law.
     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first above written.

VECTOR GROUP LTD.
/s/Bennett S. LeBow Bennett S. LeBow	/s/ Howard M. Lorber By: Howard M. Lorber Title: President and Chief Operating Officer
WITNESS
/s/ Robert J. Eide Robert J. Eide